Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2016 FIRST QUARTER

OPERATING RESULTS

PROVIDES UPDATE ON TASER INTERNATIONAL PATENT LITIGATION

LENEXA, Kansas (May 10, 2016) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the first quarter of 2016. An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, May 11, 2016 (see details below) to discuss first quarter operating results and other topics of interest.

Highlights for Quarter Ended March 31, 2016

●	Total revenue increased to approximately $4.4 million in the first quarter 2016, compared with approximately $4.2 million in the quarter ended March 31, 2015.

●	Gross profit margin improved to 42.1% of total revenue in the first quarter 2016, compared with 38.9% in the quarter ended March 31, 2015.

●	Selling, general and administrative expenses increased 16% from year-earlier levels as the Company incurred increased litigation expenses and non-cash stock compensation costs.

●	The Company reported an operating loss of ($2,337,895) for the quarter ended March 31, 2016 compared to an operating loss of ($1,963,195) in the year-earlier quarter.

●	A net loss of ($2,313,125) or ($.44) per share was recorded in the three months ended March 31, 2016, compared with a net loss of ($6,410,712), or ($1.90) per share, in the three months ended March 31, 2015. Approximately $4.3 million of the year-earlier net loss was attributable to net non-cash charges related to changes in the fair value of secured convertible notes payable and derivative liabilities, along with note payable issuance expenses.

●	The DVM-800 and FirstVU HD contributed 62% of total sales for the three months ended March 31, 2016, compared to 54% for the comparable period ending March 31, 2015.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($1,760,047), or ($0.34) per share, for the three months ended March 31, 2016 compared with a non-GAAP adjusted net loss of ($1,530,140), or ($0.45) per share, for the three months ended March 31, 2015.

●	We believe recently highly publicized law enforcement incidents have provided federal, state and municipal governments with an opportunity to reassess spending priorities resulting in a move to the type of increased transparency and accountability that our products assist in providing.

●	Our international revenues increased to $313,729 in the first quarter 2016, compared with $39,688 during the first quarter of 2015.

Taser International Litigation Developments

The Company filed suit on January 15, 2016 in the U.S. District Court for the District of Kansas (Case No: 2:16-cv-02032) against Taser, alleging that Taser willfully infringed its U.S. Patent No. 8,781,292 (“the ‘292 Patent) by selling and offering to sell its Axon camera product line and Signal Performance Power Magazine. The ‘292 Patent is principally embodied in our VuLink product relating to our auto-activation technology for law enforcement body-worn cameras and in-car audio/video cameras. The lawsuit was initiated after the U.S. Patent and Trademark Office (“USPTO”) reconfirmed the validity of the ‘292 Patent with 59 claims covering various aspects of the Company’s auto-activation technology.

On February 2, 2016, the Company amended its complaint against Taser, further alleging that Taser is directly and indirectly liable for infringing its U.S. Patent No. 9,253,452 (“the ‘452 Patent”) in addition to the ‘292 Patent. The ‘452 Patent generally covers the automatic activation and coordination of multiple recording devices in response to a triggering event, such as a law enforcement officer activating the light bar on the vehicle. The Company’s amended complaint seeks both monetary damages and a permanent injunction against Taser for infringing both the ‘452 and ‘292 Patents.

In addition to the ‘292 and ‘452 Patents infringement claims, the February 2, 2016 amended complaint added a new set of claims to the lawsuit alleging that Taser conspired to keep Digital Ally out of the marketplace by engaging in improper, unethical, and unfair competition. The amended lawsuit alleges Taser bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. The Company’s lawsuit also seeks monetary and injunctive relief, including treble damages, for these alleged violations.

The Company filed an amended complaint and Taser filed an answer that denied the patent infringement allegations on April 1, 2016. In addition, Taser filed a motion to dismiss all allegations in the complaint on March 4, 2016 for which the Company filed an amended complaint on March 18, 2016 to address certain technical deficiencies in the pleadings. Taser amended and renewed its motion to seek dismissal of the allegations that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law on April 1, 2016. Formal discovery commenced on April 12, 2016.

“The Company is vigorously pursuing its litigation against Taser and intends to make Taser answer for its willful infringement and anticompetitive and illegal behavior. We believe that our auto-activation technology for law enforcement body-worn and in-car audio/video cameras embodied in its ‘292 and ‘452 Patents is quickly becoming a standard requirement within the industry,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally.

Management Comments

“Our first quarter revenue exceeded prior-year levels.” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “However, we believe our first quarter 2016 revenue improvement over the prior year period could have been higher had our revenues not been negatively impacted after Taser stated in a 2015 press release that all of the claims in our ‘292 Patent were determined to be “unpatentable.” We believe this press release was misleading and incorrect, causing confusion and concern in our marketplace, customer base and potential customers. Ultimately, the USPTO reconfirmed the validity of our ‘292 Patent on January 14, 2016 and we then filed suit against Taser alleging willful patent infringement and including claims of commercial bribery and other unfair trade practices.”

“Our body-worn camera has received much media attention in recent months. Consequently, many law enforcement agencies, both domestic and international, are actively testing and evaluating the FirstVU HD, and we expect demand to accelerate during the balance of 2016. We have dramatically increased our production and delivery capabilities relative to the FirstVU HD body-worn camera, and we continue to develop other new products. We believe there has been a shift in buying pattern for our customers, as our patented VuLink ecosystem which provides officer’s with auto-activation of in-car and body camera systems has generated significant interest among law enforcement agencies. Agencies are recognizing the importance and value of collecting video evidence of interactions between law enforcement and civilians from multiple perspectives and automatically activating the recordings in high-stress situations. As policy and proper funding fall into place, we are optimistic these evaluation programs will continue to culminate in sales as the potential customers evaluate our body-worn and in-car video camera solutions.”

“Our first quarter 2016 international revenue increased 690% to $313,729, compared to $39,688 in first quarter 2015. With certain features such as auto-activation as provided by our VuLink ecosystem becoming the industry standard, we believe Digital Ally is best able to meet customer needs in this regard. In recent quarters, unfavorable changes in the foreign exchange rate in many countries have negatively impacted our international sales. However, we are hopeful that the upturn we experienced in the first quarter 2016 will continue for the balance of 2016.”

“The Company’s gross margin percentage increased to 42.1% in the first quarter 2016 from 31% in the fourth quarter 2015. During late 2015 we replaced and upgraded the cable connector implemented on our FirstVU HD body-worn camera, causing us to rework the entire installed base. In recent quarters, this upgrade has contributed to scrap costs adversely affecting our gross margin. However, the upgrade was completed in first quarter 2016 and we believe that gross margins should continue to improve and return to more normal levels in future quarters.”

“We entered 2016 with a stronger balance sheet and greater liquidity, which should be able to support a significantly higher level of product sales and shipments if anticipated orders are forthcoming,” added Ross. “Unrestricted cash and equivalents totaled $5.9 million and we were debt-free at March 31, 2016. We had approximately $17.0 million in net working capital available at March 31, 2016, including $2.9 million of accounts receivable and $10.3 million of inventory. We will work to reduce inventory levels during the balance of 2016 to provide additional funding for operations,” concluded Ross.

First Quarter Operating Results

For the three months ended March 31, 2016, the Company’s total revenue increased 4% to approximately $4.4 million, compared with revenue of approximately $4.2 million in the three months ended March 31, 2015. The Company attributes the revenue increase to increased interest in the benefits of video evidence among law enforcement agencies following recent well publicized events in several cities. The Company believes that certain police agencies have delayed their purchases until they have developed policies and procedures regarding the use of body-worn cameras and the storage and release of the video evidence generated.

International revenue increased to $313,729 during the first quarter of 2016, versus $39,668 in the corresponding period of the previous year. Gross Profit margin increased to $1,853,619 (42.1% of revenue) in first quarter 2016 from $1,653,740 (38.9%) a year earlier. Management expects that gross margins will continue to improve during the balance of 2016 primarily because the FirstVU HD connector replacement and upgrade program was concluded in the first quarter 2016. This upgrade contributed to total scrap cost that adversely affected our third and fourth quarter 2015 gross margins, and to a lesser extent, the first quarter 2016.

Our commercial event recorder revenues were lower in the first quarter 2016 compared to 2015. We believe this decline was caused by uncertain supply of the product due to certain component shortages. These supply chain issues have been resolved and we expect improvement in future quarters.

Selling, General and Administrative (“SG&A”) expenses were $4,191,514 and $3,616,935 for the three months ended March 31, 2016 and 2015, respectively, an increase of 16%. Overall, selling general and administrative expenses as a percentage of sales increased to 95% in the first quarter 2016 compared to 85% in the same period in 2015. Our research and development expenses totaled $808,854 and $743,343 for the three months ended March 31, 2016 and 2015, respectively an increase of 9%. As of March 31, 2016, the Company employed a total of 27 engineers compared to 23 engineers at March 31, 2015, most of whom are dedicated to research and development activities for new products. We are increasing our engineering staff of web-based developers as we expand our offerings to include, among other items, cloud-based evidence storage and management of our law enforcement customers (VuVault.net) and our web-based commercial fleet driver monitoring and management tool (FleetVU). Selling, advertising and promotional expenses totaled $922,992 and $843,886 for the three months ended March 31, 2016 and 2015, respectively a 9% increase. The Company hired additional territory salesmen during the last half of 2015 to provide better coverage of the domestic market, contributing to higher overall selling costs. Stock-based compensation expense which is a non-cash expense totaled $425,830 and $269,200 for the three months ended March 31, 2016 and 2015, respectively, an increase of 58%. The increase is primarily due to the increasing use of restricted stock grants during 2015 and 2016 to the Company’s officers, directors and other employees for incentive purposes Professional fees and expenses totaled $571,078 ad $289,823 for the three months ended March 31, 2016 and 2015, respectively, an increase of 97%. The increase in professional fees and expenses in the first quarter 2016 compared to 2015 is primarily attributable to higher litigation expenses related to the Utility Associates, Inc. (“Utility”) and Taser lawsuits. We expect litigation expense to trend higher during the remainder of 2016 as we pursue recovery, injunctions, awards and judgements from Utility, Taser, their insurers and other parties, as appropriate.

For the reasons previously stated, the Company reported an operating loss of ($2,337,895) for the three months ended March 31, 2016, compared with an operating loss of ($1,963,195) for the three months ended March 31, 2015.

Interest income increased to $8,992 for the three months ended March 31, 2016 from $5,315 in 2015.

Non-cash income of $16,533 was recorded in the first quarter of 2016 as a result of changes in warrant derivative values compared to non-cash income of $165,722 for the first quarter of 2015.

The holder of the $4.0 million Secured Convertible Note exercised its right to convert the remaining principal balance of the note into common shares during the first quarter of 2015. Therefore, there was no corresponding income or expense relative to changes in fair value of secured convertible notes payable or secured convertible note payable issuance expenses in the first quarter of 2016.

We incurred interest expense of $755 and $126,173 during the three months ended March 31, 2016 and 2015, respectively due to our reduced indebtedness in 2016. All interest bearing debt other than capital leases was retired in 2015 from the proceeds of our registered direct offering of common stock in July 2015.

The Company recorded a 2016 first quarter net loss of ($2,313,125), or ($0.44) per share, compared with a net loss of ($6,410,712) or ($1.90) in the year prior, an improvement of 64%. No income tax provision or benefit was provided in the first quarters of either 2015 or 2016.

The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including approximately $32.9 million of net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, net interest expense, changes in derivative liabilities, losses on the conversion of secured convertible notes payable, $4.0 million Senior Secured Convertible Note issuance expenses, and stock-based compensation), of ($1,760,047), or ($0.34) per share, for the quarter ended March 31, 2016, versus a non-GAAP adjusted net loss of ($1,530,140), or ($0.45) per share, in the first quarter of 2015. (Non-GAAP adjusted net income / loss is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) changes in fair value of secured convertible notes payable, (5) secured convertible notes payable issuance expenses, (6) and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Standard Time (EST) tomorrow, Wednesday, May 11, 2016, to discuss its operating results for the quarter ended March 31, 2016, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing (844) 761-0863 (international/ participants dial (682) 316-2891) a few minutes before 11:15 a.m. EST on Wednesday, May 11, 2016.

A replay of the conference call will be available one hour after the completion of the call, from May 11, 2016 until 9:00 a.m. on June 11, 2016, by dialing 855-859-2056 and entering the conference ID# 7290482.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results and return to profitability during the balance of 2016; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins to targeted levels during 2016; whether there will be commercial markets, domestically and internationally, for one or more of our new products, and the degree to which the interest shown in our new products, including the FirstVU HD, VuLink, VuVault.net, FleetVU and MicroVU HD, will continue to translate into sales during 2016; whether the Company will achieve positive outcomes in its litigation with various parties, including Taser and Utility Associates; whether Utility Associates will appeal the USPTO’s final decision on the ’556 Patent and if so, whether such appeal will be successful in whole or in part; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Taser and Utility Associates respecting us, our products and customers; whether the outstanding common stock purchase warrants will be exercised for cash; the Company’s ability to deliver its newer product offerings, including the FirstVU HD, DVM-250 Plus and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the FirstVU HD, DVM-250 Plus, DVM-800 and commercial products will continue to generate an increasing portion of the Company’s total sales; whether the civil unrest in several U.S. cities will translate into growth in demand for the Company’s products; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2015 and quarterly report on Form 10-Q for the three months ended March 31, 2016, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Dan Reynolds
Investor Relations
(913) 274-2512
Dan.Reynolds@DigitalAllyInc.com

DIGITAL ALLY, INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

 MARCH 31, 2016 AND DECEMBER 31, 2015

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,880,817	$6,924,079
Accounts receivable-trade, less allowance for doubtful accounts of $67,776 – 2016 and $74,997 – 2015	2,887,428	3,368,909
Accounts receivable-other	143,405	142,473
Inventories, net	10,308,127	10,661,766
Prepaid expenses	879,092	586,015

Total current assets	20,098,869	21,683,242

Furniture, fixtures and equipment	2,089,731	2,043,041
Less accumulated depreciation and amortization	1,120,624	978,855

	969,107	1,064,186

Intangible assets, net	426,084	410,261
Other assets	281,398	316,521

Total assets	$21,775,458	$23,474,210

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,422,837	$1,374,160
Accrued expenses	986,193	936,327
Derivative liabilities	50,520	67,053
Capital lease obligation-current	32,986	34,828
Deferred revenue-current	623,453	568,988
Income taxes payable	5,689	10,139

Total current liabilities	3,121,678	2,991,495

Long-term liabilities:
Capital lease obligation-long term	33,260	41,284
Deferred revenue-long term	1,752,275	1,685,891

Total liabilities	4,907,213	4,718,670

Commitments and contingencies

Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 5,311,999 – 2016 and 5,241,999 – 2015	5,312	5,242
Additional paid in capital	58,279,938	57,854,178
Treasury stock, at cost (shares: 63,518 – 2016 and 63,518 - 2015)	(2,157,226)	(2,157,226)
Accumulated deficit	(39,259,779)	(36,946,654)

Total stockholders’ equity	16,868,245	18,755,540

Total liabilities and stockholders’ equity	$21,775,458	$23,474,210

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2016 AND 2015

(Unaudited)

	Three Months ended March 31,
	2016	2015

Product revenue	$4,203,595	$4,057,000
Other revenue	201,348	191,764

Total revenue	4,404,943	4,248,764
Cost of revenue	2,551,324	2,595,024

Gross profit	1,853,619	1,653,740
Selling, general and administrative expenses:
Research and development expense	808,854	743,343
Selling, advertising and promotional expense	922,992	843,886
Stock-based compensation expense	425,830	269,200
General and administrative expense	2,033,838	1,760,506

Total selling, general and administrative expenses	4,191,514	3,616,935

Operating loss	(2,337,895)	(1,963,195)

Interest income	8,992	5,315
Change in warrant derivative liabilities	16,533	165,722
Change in fair value of secured convertible notes payable	—	(4,434,383)
Secured convertible note payable issuance expenses	—	(59,876)
Other income (expense)	—	1,878
Interest expense	(755)	(126,173)

Loss before income tax expense	(2,313,125)	(6,410,712)
Income tax expense	—	—

Net loss	$(2,313,125)	$(6,410,712)

Net loss per share information:
Basic	$(0.44)	$(1.90)
Diluted	$(0.44)	$(1.90)

Weighted average shares outstanding:
Basic	5,246,148	3,371,008
Diluted	5,246,148	3,371,008

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS

FOR THE THREE MONTHS ENDED

MARCH 31, 2016 AND 2015

(unaudited)

	Three Months Ended March 31,
	2016	2015

Net loss	$(2,313,125)	$(6,410,712)
Non-GAAP adjustments:
Stock-based compensation	425,830	269,200
Depreciation and amortization	152,018	161,977
Convertible note payable issuance expenses	—	59,876
Change in fair value of secured convertible notes payable	—	4,434,383
Change in derivative liabilities	(16,533)	(165,722)
Interest (income) expense, net	(8,237)	120,858

Total Non-GAAP adjustments	553,078	4,880,572

Non-GAAP adjusted net loss	$(1,760,047)	$(1,530,140)

Non-GAAP adjusted net income (loss) per share information:
Basic	$(0.34)	$(0.45)
Diluted	$(0.34)	$(0.45)

GAAP basis net loss per share information:
Basic	$(0.44)	$(1.90)
Diluted	$(0.44)	$(1.90)

Weighted average shares outstanding:
Basic	5,246,148	3,371,008
Diluted	5,246,148	3,371,008

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited)

	2016	2015
Cash Flows From Operating Activities:
Net loss	$(2,313,125)	$(6,410,712)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	152,018	161,977
Change in derivative liabilities	(16,533)	(165,722)
Change in fair value of secured convertible notes payable	—	4,434,383
Interest expense related to stock conversion	—	33,020
Stock based compensation	425,830	269,200
Provision for inventory obsolescence	137,989	189,003
Provision for doubtful accounts receivable	(7,221)	—
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable – trade	488,702	(108,877)
Accounts receivable – other	(932)	50,967
Inventories	215,650	(1,551,340)
Prepaid expenses	(293,077)	(277,687)
Other assets	35,123	(43,171)
Increase (decrease) in:
Accounts payable	48,677	(474,681)
Accrued expenses	49,866	27,209
Income taxes payable	(4,450)	3
Deposits	—	(1,878)
Unearned income	120,849	195,148

Net cash used in operating activities	(960,634)	(3,673,158)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(46,690)	(121,418)
Additions to intangible assets	(26,072)	(13,440)
Release of restricted cash related to secured convertible note	—	1,500,000

Net cash provided by (used) in investing activities	(72,762)	1,365,142
Cash Flows from Financing Activities:
Proceeds from exercise of stock options and warrants	—	1,554,662
Payments on capital lease obligation	(9,866)	(24,074)

Net cash provided by (used in) in financing activities	(9,866)	1,530,588

Net decrease in cash and cash equivalents	(1,043,262)	(777,428)
Cash and cash equivalents, beginning of period	6,924,079	3,049,716

Cash and cash equivalents, end of period	$5,880,817	$2,272,288

Supplemental disclosures of cash flow information:
Cash payments for interest	$755	$111,285

Cash payments for income taxes	$4,450	$8,197

Supplemental disclosures of non-cash investing and financing activities

Restricted common stock grant	$70	$87

Conversion of secured convertible note into common stock	$—	$7,740,179

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2016 FILED WITH THE SEC)